UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2015

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7000 Shoreline Court, Suite 250, South San Francisco, California  94080

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 10, 2015, Brook H. Byers notified Veracyte, Inc. (the “Company”) that he would be retiring from the Board of Directors (the “Board”), effective at the time of the Company’s 2015 Annual Meeting of Stockholders on May 18, 2015, and therefore would not stand for re-election. Mr. Byers has been a member of the Company’s Board of Directors since 2007.

(e)

2015 CEO Base Salary; 2015 CEO Bonus Plan Target

On March 10, 2015, the independent members of the Board, on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved an increase in the base salary of Bonnie H. Anderson, the Company’s President and Chief Executive Officer, to $457,000.

The independent members of the Board also approved, on the recommendation of the Compensation Committee, a bonus target for Ms. Anderson of 60% of her 2015 base salary under the 2015 Bonus Plan. Under the plan, executive officers are eligible to receive annual incentive compensation if the Company achieves the annual corporate goals approved by the Board. Such bonuses may be paid in cash, fully vested stock options or restricted stock, or any combination thereof, at the discretion of the independent members of the Board. Actual awards under the plan could either exceed or be less than the targets established, as determined by the independent members of the Board in their discretion based on the recommendation of the Compensation Committee and based on corporate and individual performance. Corporate goals for 2015 are expected to be approved by the end of March 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2015

VERACYTE, INC.

	By	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer